Bacterin International Reconstitutes its Board of Directors and
Appoints Experienced Legal and Financial Professionals

BELGRADE, MT, – October 22, 2010 – Bacterin International Holdings, Inc. (OTCBB: BIHI) (“Bacterin”), a developer of anti-infective coatings for medical applications and revolutionary bone graft material, today announced that it has confirmed the appointment of Jon M. Wickwire, a distinguished Washington D.C. based attorney and Michael A. Lopach, a CPA and founder of Lopach & Carparelli, to its Board of Directors.  Effective immediately, Mr. Wickwire will assume of the duties of chairman of the Corporate Governance and Nominating Committees and Mr. Lopach has accepted the position as chairman of the Board’s Audit Committee, while Mitch Godfrey, a longstanding Bacterin Board member will chair the Compensation Committee. The two new members replace departing members Daniel R. Frank, Gary M. Simon and Kenneth W. Calligar who recently stepped down from the Board due to personal reasons.

“I want to thank our three departing Board members for their zealous attention and contribution to our launch as a public company.  We wish these gentlemen well in their future pursuits.  The addition of Michael Lopach, who comes with over 30 years of public accounting experience, reinforces our financial governance, while Jon Wickwire adds a strong legal and project structuring background to our board,” commented Guy Cook, Bacterin’s founder and CEO.  “During these early days as a public Board of Directors, it has become clear that an odd number of members to the Board is imperative to maintain the smooth operation of our company.  Consequently we stand today as a five member Board and heartily welcome Jon and Mike who we believe bring critical skills to our company as we enter an accelerated growth stage.”

Jon Wickwire, an attorney and a founding shareholder of Wickwire Gavin, P.C., a national construction law firm which merged with Akerman Senterfitt, one of the top 100 law firms in the United States. Mr. Wickwire served as lead counsel on major infrastructure litigation and alternative dispute resolutions, both domestically and internationally, throughout his 35 year career.  He served as the founding chairman of the College of Scheduling, an organization dedicated to advancing the techniques, practice and profession of project scheduling.  Mr. Wickwire was the founding fellow of the American College of Construction Lawyers.  He was guest speaker at numerous industry conferences and authored several books and articles on construction and public contract law, including Construction Management: Law and Practice and The Construction Subcontracting Manual: Practice Guide with Forms.  Mr. Wickwire is a graduate of the University of Maryland and Georgetown University Law Center.

Michael Lopach spent 27 years of his career with Galusha, Higgens, Galusha & Co., the largest privately held accounting firm in Montana and northern Idaho, a firm establish in 1919 that employs 60 accounting professionals in six offices, where he served as president and CEO.  In 1999, Mr. Lopach founded Lopach & Carparelli PC, an accounting firm that focuses on medical practitioners. He is a certified public account and received his MBA from the University of Notre Dame.

Commenting on his appointment, Jon Wickwire said, “I have been an investor in Bacterin for over five years and am a firm believer in the company’s future.  I see Bacterin as an industry leader in the field of biologics as well as coatings and consider my participation on the company’s board as an opportunity to contribute to the cultivation of a meaningful advancement in bioactive coatings and allografts that will enrich the biologics industry, the medical community and the patients it serves.”

About Bacterin International Holdings, Inc.

Bacterin International Holdings, Inc. (“Bacterin”) develops, manufactures and markets biologics products to domestic and international markets.  Bacterin’s proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold and promote bone and other tissue growth.  These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain by facet joint stabilization, promotion of bone fusion in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral bone defect repair in articulating joint surgeries.

Bacterin’s Medical Device division develops anti-microbial coatings based upon proprietary coating technologies. Bacterin develops, employs, and licenses bioactive coatings for various medical device applications.  Bacterin’s strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination on medical devices drug delivery, local (as opposed to systemic) pain management, and anti-thrombotic factors for medical device applications.

Headquartered in Belgrade, Montana, Bacterin operates a 32,000 square foot, state-of-the-art, fully compliant and FDA registered facility, equipped with four "Class 100" clean rooms.  For further information please visit www.bacterin.com.

Contact:

Yvonne L. Zappulla

Managing Director

Grannus Financial Advisors, Inc.

212-681-4108

or

Guy Cook

President & CEO

Bacterin International Holdings, Inc.

406-388-0480

gcook@bacterin.com

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. These forward-looking statements are based on current expectations or beliefs and include, but are not limited to, statements about the Company’s earnings release and its expectations based on the results of second quarter of 2010, including reductions in expenses and increases in revenues due to among other things, the anticipated growth of its sales force. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.